Stock Option Awards
to
Named Executive Officers
of
Woodward Governor Company
for
Fiscal Year 2008

On November 16, 2007, Woodward Governor Company (the “Company”) granted stock option awards for fiscal 2008 under the Company’s 2006 Omnibus Incentive Plan (the “2006 Plan”) to Mr. Thomas A. Gendron, the President and Chief Executive Officer of the Company, Mr. Robert F. Weber, Jr., Chief Financial Officer and Treasurer of the Company, and each of the three most highly compensated executive officers of the Company other than the Chief Executive Officer and the Chief Financial Officer (collectively, the “Named Executive Officers”) as set forth below. The grants of such awards were made as set forth below with an exercise price of $65.46 per share, the closing price of our common stock on the Nasdaq Global Select Market on November 16, 2007. The form of Stock Option Award Agreement, including vesting provisions, pursuant to which these awards have been made is set forth on Exhibit 99.2 to this Current Report on Form 8-K dated November 16, 2008.

The annual awards of options to purchase shares of common stock of the Company relating to fiscal year 2008, granted on November 16, 2007, under the 2006 Plan to our Named Executive Officers are as follows:

Number of
Name of Executive Officer	Shares
Mr. Thomas A. Gendron, President and Chief Executive Officer	45,000
Mr. Robert F. Weber, Jr., Chief Financial Officer and Treasurer	13,000
Mr. Gerhard Lauffer, Group Vice President, Electrical Power Systems	13,000
Mr. Dennis Benning, Group Vice President, Engine Systems	13,000
Mr. Martin V. Glass, Group Vice President, Turbine Systems	13,000